Filed Pursuant to Rule 433
Registration No. 333-146960
January 15, 2008

National Rural Utilities Cooperative Finance Corporation

Pricing Term Sheet

Issuer:	National Rural Utilities Cooperative Finance Corporation
Ratings:	A1 by Moody’s Investors Service / A+ by Standard & Poor’s Ratings Services / A+ by Fitch Ratings
Principal Amount:	$700,000,000
Security Type:	Collateral Trust Bonds
Legal Format:	SEC Registered
Pricing Date:	January 15, 2008
Settlement Date:	T+5; January 23, 2008
Maturity Date:	February 1, 2018
Coupon:	5.450%
Price to Public:	99.777% of face amount
Benchmark Treasury:	4.250% due November 15, 2017
Benchmark Treasury Price and Yield:	104-21+ / 3.679%
Spread to Benchmark Treasury:	180 basis points
Yield to maturity:	5.479%
Interest Payment Dates:	Semi-annually on February 1 and August 1, commencing August 1, 2008
Make-Whole Call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 25 basis points
Denominations:	$2,000 x $1,000
CUSIP:	637432KT1
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Lehman Brothers Inc. Greenwich Capital Markets, Inc.
Senior Co-Managers:	HSBC Securities (USA) Inc. Lazard Capital Markets LLC Mizuho Securities USA Inc.
Junior Co-Managers:	Comerica Securities, Inc. KeyBanc Capital Markets Inc. Piper Jaffray & Co. Rabo Securities USA, Inc. SunTrust Robinson Humphrey, Inc.

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611, Lehman Brothers Inc. by calling toll-free at 1-888-603-5847, and Greenwich Capital Markets, Inc. by calling toll-free at 1-866-884-2071.